Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Operating Officer and	Fleishman Hillard
Chief Financial Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife Announces Preliminary First Half 2007 Revenues Increase 18% to
Approximately $47.2 Million

Preliminary second quarter 2007 revenues increase 10 percent to approximately $22.9 million;
Company raises lower end of range of 2007 product and processing revenue guidance

ATLANTA…(July 11, 2007)…CryoLife, Inc. (NYSE: CRY), a biomaterials, medical device and tissue processing company, announced today that product and preservation services revenues for the second quarter of 2007 were approximately $22.9 million compared to $20.8 million in the second quarter of 2006, an increase of 10 percent.  Revenues for the first half of 2007 were approximately $47.2 million compared to $40.1 million in the first half of 2006, an increase of 18 percent.

BioGlue® revenues were approximately $10.9 million for the second quarter of 2007 compared to $10.3 million in the second quarter of 2006, an increase of 6 percent.  BioGlue revenues were approximately $22.1 million for the first half of 2007 compared to $20.1 million in the first half of 2006, an increase of 10 percent.

Tissue preservation services revenues were approximately $11.7 million in the second quarter of 2007 compared to $10.2 million in the second quarter of 2006, an increase of 15 percent.  Tissue preservation services revenues were approximately $24.7 million in the first half of 2007 compared to $19.5 million in the first half of 2006, an increase of 26 percent.

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Combined cardiac and vascular tissue preservation revenues increased 26 percent in the second quarter to $10.5 million, compared to $8.3 million last year, on a 16 percent increase in unit shipments.  Combined cardiac and vascular tissue preservation revenues increased 35 percent in the first half to $21.6 million, compared to $16.0 million last year, on a 22 percent increase in unit shipments.

“Based on the results of the first half of 2007, we are raising the lower end of the range of our full year 2007 product and processing revenue guidance to $93.0 million providing for a new range of between $93.0 million and $96.0 million,” noted Steven G. Anderson, CryoLife president and chief executive officer.

All statements relating to the Company’s second quarter and first half 2007 revenues contained in this release are preliminary and unaudited and may change based on the completion by the Company’s management and independent auditors of customary quarter-end closing procedures.

Webcast and Conference Call Information

CryoLife’s second quarter 2007 financial results will be released on Tuesday, July 31, 2007.  The Company will hold a teleconference call and live webcast at 10:00 a.m. Eastern Time, July 31, 2007, to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available July 31 – August 7, 2007 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The account number for the replay is 244 and the conference number is 248380.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the United States and Canada.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  The Company also distributes the CryoLife-O'Brien® stentless porcine heart valve and the SG Model 100 vascular graft, which are CE marked for distribution within the European Community.

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Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding anticipated revenues for the second quarter and first half of 2007 and the Company’s projected revenues for 2007.  These anticipated events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties.  These risks and uncertainties include that completion by the Company’s management and independent auditors of customary quarter-end closing procedures could result in an adjustment to the Company’s second quarter and first half revenue numbers, the Company’s strategic directives may not generate anticipated revenue and earnings growth, the RTI exchange and service agreement may not result in some or all of the positive benefits anticipated, that sources of cardiovascular and vascular tissue procurement for RTI may choose not to make that tissue available to the Company or may not be able to meet the Company's tissue processing standards, or the Company may otherwise be unable to replace the orthopedic revenues that it expects to continue to decrease as a result of the RTI agreement with cardiovascular or vascular revenues, that expected cost savings and synergies from the RTI agreement may not occur when and as anticipated, the Company's efforts to continue to increase revenue may not be effective, since their effectiveness is subject to such factors as competitive pressures and tissue availability, that the Company's efforts to develop and introduce new products outside the U.S. may be unsuccessful, that the Company's efforts to improve procurement and tissue processing yields may not continue to prove effective, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, that products and services under development, including BioDisc, may not be commercially feasible, the Company’s SynerGraft products may not receive FDA approval when anticipated or at all, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending or future litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the possibility of decreases in the Company's working capital if cash flow should decrease, changes in laws and regulations applicable to CryoLife, and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2006, its most recent Form 10-Q, and the Company's other SEC filings.  The Company does not undertake to update its forward-looking statements.

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CRYOLIFE, INC.
Financial Highlights
(In thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenues from:
Cardiovascular	$5,048	$3,788	$10,021	$7,361
Vascular	5,428	4,554	11,567	8,598
Orthopaedic	1,235	1,839	3,084	3,561
Total preservation services	11,711	10,181	24,672	19,520

BioGlue	10,930	10,333	22,093	20,090
Bioprosthetic devices	122	236	323	531
CardioWrap	104	--	135	--
Total products	11,156	10,569	22,551	20,621

Total product and preservation services
revenues	$22,867	$20,750	$47,223	$40,141

For additional information about the company, visit CryoLife’s Web site:
http://www.cryolife.com

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